Exhibit 99.2


            Comments for First Quarter 2007 Earnings Conference Call
                             Friday, April 27, 2007
                                  10:30AM (EST)


Dial In #: (800)-263-8506               International Dial In #: (719)-457-2681

Introduction (G. Laskaris)

 Note: Conference Call Host will read the Disclaimer.

-    Welcome to KeySpan's First Quarter 2007 Earnings Conference Call.

- A copy of our Earnings Press Release is available on our web site if you have not already received an email or fax copy. Our 10-Q was also filed with the SEC this morning.

-    Our conference call format today is as follows:

- Bob Catell, KeySpan's Chairman of the Board and CEO, will open and close the call with comments on earnings and an update on recent developments.

- Bob Fani, KeySpan's President and Chief Operating Officer, will provide an operational update on our regulated and unregulated operations.

- Gerry Luterman, Chief Financial Officer and Executive Vice President, will follow with a discussion of our financial results.

-    And we will take questions at the end of the call.

- Also with us today are Wally Parker, President of our Energy Delivery and Customer Relationship Group, and Steve Zelkowitz, President of our Energy Assets and Supply Group, as well as other officers and members of our Finance Team.

- An online webcast of this conference call is also available after the call through our web site -- www.keyspanenergy.com.

-    And now, our Chairman and CEO, Bob Catell.

Strategic Overview  (R.B. Catell)

Thank you and good morning. I am pleased to report that this morning KeySpan announced strong earnings of $213 million for the first quarter of 2007, compared to $208 million last year. On an EPS basis, results were up 3% to $1.22 as compared to $1.19 per share last year.

These results were primarily driven by the strong performance of our gas distribution operations which were favorably impacted by increased customer demand due to colder weather as well as from load growth additions. The first quarter is the most significant contributor to our annual earnings, and is driven by the throughput of the gas distribution system during its primary heating season. The gas segment performed exceptionally well as we saw a return to near normal weather conditions. The higher gas performance offset the lower results in our electric business which was impacted by lower hedging gains compared to last year as well as increased competition in the New York City generation market. Bob Fani will shortly discuss these results in more detail.

We remain focused on efficiently growing our core businesses and our growth model for adding new customers in our gas business has continued to perform well. We were able to grow our gas business with over $9 million in new gross profit margin, which is ahead of last year. We are again on track to meet our gross profit margin goal of almost $50 million this year in a very cost efficient manner.

And in terms of efficiency, we were able to keep our core O&M expenses essentially flat with last year, despite a rising cost environment.

Our results for the quarter were realized consistent with our strong financial position which is supported by our strong balance sheet which Gerry will discuss in more detail. And finally, supported by the strength of our core businesses and solid financial position, we once again increased the dividend - up by four cents from last year - for the third year in a row.

Now, turning to the approval process with our transaction with National Grid. As I reported previously, National Grid and KeySpan have received all federal approvals, including FERC, Hart Scott Rodino, and the Committee on Foreign
Investment. In addition, our shareholders as well as National Grid's overwhelmingly approved the transaction.

The two remaining approvals include the state regulatory approvals in New York and New Hampshire.

We filed for merger approval in New Hampshire in August of last year. I am happy to report that last week we reached a settlement in principle with the parties in the case which primarily provides for freezing rates for a one year period in our Energy North territory as well as the sharing of synergy savings from the transaction. This settlement still requires approval by the New Hampshire Commission after public hearings.

In New York, we filed for merger approval in July of last year. In addition, in October, we also filed stand alone rate cases for our New York and Long Island utilities which detail the substantial increases that would be necessary absent the transaction.

As you know, in the New York merger case, the Staff of the New York Public Service Commission (PSC) filed their initial testimony in February opposing the current terms of the merger on policy grounds, but indicated they could support the merger under certain circumstances. Some of the issues raised by the Staff include the continued ownership of our Ravenswood plant, the length of the proposed rate plan, the financing of the transaction and the level of synergy savings. We believe we can address Staff's concerns on these issues and have been involved in settlement discussions with all the parties for the past month which are scheduled to reconvene next week for up to two weeks. We will work with Staff and the Commission to reach agreement on these and other issues, but ultimately the full Commission will make its decision based on the full merits of this case. The proposed merger will provide customers in New York with over $500 million in savings through enhanced efficiencies and purchasing power.


And I am very pleased to report that National Grid and KeySpan reached an agreement with the Long Island Power Authority for the continued operation of the Long Island transmission and distribution system once the transaction is approved. As part of this agreement LIPA will share in the net synergy savings attributable to the Long Island operations. The economies of scale and increased purchasing power of the combined National Grid and KeySpan will generate savings that we will share with LIPA's customers. In addition, the high level of reliability that LIPA has come to expect from KeySpan will continue and investments will be made providing for increased efficiencies and reduced emissions on Long Island through upgrading our power plants.

This transaction will deliver significant value to shareholders, customers and employees of both companies. KeySpan will become part of one of the largest and most efficient energy companies in the world. This transaction will provide consumers with lower energy delivery costs, and give us the scale to achieve additional fuel cost savings. We look forward to closing on this transaction the middle of the year.

At this time, I will turn the discussion over to Bob Fani who will review our operations.

Operational Update - (R.J. Fani) Thank you, Bob, and good morning. Looking at the operational highlights for the first quarter, I would like to start with the gas distribution business, which serves our New York City, Long Island and New England regions.

I am pleased to report that our first quarter operating income results increased $66 million or 20% to $403 million as compared to $336 million last year. These results benefited from increased demand due to the colder weather, new customer additions as well as higher sales in our interruptible market. In terms of heating degree days, the first quarter heating season was 3% colder than normal in all our service territories and 15% colder than last year in our New York territories and 11% colder than last year in our New England territories.

We experienced strong organic growth in all our service territories as we added 8,800 new gas equipment installations and conversions which should result in approximately $9 million in new gross profit margin. We continue to benefit from the overall low gas saturation levels in our service territory as well as from the substantial amount of new construction. These results have exceeded our year to date targets.

In terms of the details for revenues and expenses for the quarter; Net revenues for the quarter increased $72 million as compared to last year benefiting from increased customer demand due to colder weather and new growth. The higher net revenue increase includes the following items:

o $57 million in higher firm gas revenues, of which $48 million is attributable to increased customer demand due to the colder weather and from new gas installations. Our gas supply agreement in New England also contributed positively, and

o we also experienced a $15 million net revenues increase in our large volume heating market, reflecting an increase in gas sales quantity as well as improved pricing.

This increase in net revenues was partially offset by higher operating expenses of $6 million, primarily due to higher amortization charges for property taxes.

As a result of our supply planning and storage injection prior to the heating season, we were able to keep customer bills for the heating season at or slightly below last years levels in all our service territories. And our distribution system continues to perform reliably as we broke gas sendout records in both New York and Long Island on February 5th with sendouts of 1 billion dekatherms and 750 million dekatherms, respectively.


Moving to the Electric Services business... which provides generation to the New York City and Long Island load pockets and manages the Long Island Power Authority's transmission and distribution system under long-term contracts.

Starting with our LIPA contracts, I am pleased to report an increase in net revenues of $5 million from our LIPA service agreements, which was primarily driven by higher capacity revenues as well as higher off-system energy and emission credit sales. As you know under the three major contracts, we provide LIPA with capacity and energy conversion services from our Long Island power plants as well all the operation, maintenance, construction and administrative services relating to the electric T&D system. We continue to provide excellent performance to LIPA as we operated the Long Island T&D system as the best among New York State overhead utilities for shortest power outage time and fastest power restoration time.

Our Ravenswood generating facility, with capacity of approximately 2500 MW, reported lower net energy and capacity revenues of $54 million. Energy margins were down $43 million primarily due to lower hedging gains in the energy market and capacity revenues were lower by $11 million due to the addition of 1000 MW of new generating capacity installed in New York City in 2006. In terms of our hedging activity, KeySpan was able to lock in very favorable fuel and energy pricing during the first quarter of 2006, due to the dual fuel capability of the Ravenswood plant and the impact of the 2005 Gulf Coast hurricanes on oil and gas price differentials. As in the past, on an annual basis, Ravenswood should continue to provide a significant benefit to KeySpan.

In addition, for the quarter, this segment realized an expected $10 million loss on the financial capacity swap, entered into in 2006 with Morgan Stanley for 3 year period, which settles on a monthly basis. On an annual basis, this swap should continue to provide a significant benefit to KeySpan.

The segment also experienced increased operating and maintenance expenses of $8 million due to higher overhaul costs on our New York City and Long Island generating facilities.

Adding up all the components, for the first quarter, the electric segment reported an operating loss of $1.5 million compared to operating income of $65 million for the same period last year, a decreased of $67 million.

Our generating plants are currently undergoing their normal maintenance and will be ready by the summer period for the cooling season.

Turning to Energy Investments...

.... which is comprised of the Company's complementary investments in natural gas pipelines, storage, and other energy-related projects, as well as our Seneca Upshur gas production and development operations in West Virginia. This segment reported operating income of $5 million as compared to $3 million for the same period in 2005. This increase is due primarily to the higher earnings from our LNG trucking operations, due to higher demand resulting from the colder weather we experienced in the first quarter.

Moving now to Energy Services...

which provides energy related services and products to homes and businesses in the New York City and Boston metropolitan areas. I am pleased with the performance of this segment. Energy Services continues to meet Company expectations, achieving an operating profit of $1.4 million for the first quarter, compared to an operating loss of $0.4 million last year. This improved performance is due to higher sales in our communication business and lower expenses.

At this point, I will turn it over to Gerry for a review of our results from a financial perspective.

Financial Update    (G. Luterman)

Thanks, Bob, and good morning. The company clearly had a good quarter with earnings of $1.22 per share compared to $1.19 per share last year, as we continued to maintain our strong financial position consistent with the ongoing execution of our financial strategy. The gas segment demonstrated its strength and organic growth capability given the colder weather and its excellent reliability during this winter heating season. These results should provide the platform for another year of good performance.

I am pleased to report that we were able to achieve an 8% lower interest expense compared to the first quarter last year. This is a direct result of the success of KeySpan's refinancing program over the past several years where we have refinanced some our higher cost debt at lower rates. This, combined with our interest rate risk mitigation policy, where 94% of our debt is now fixed, has limited our exposure to rising interest rates - a nice position to be in.

I am very pleased with the excellent condition of our balance sheet. Our long term debt stands at $4.4 billion, resulting in a debt to total capitalization of approximately 48.6%. All in all, this financial strength translates into our 'A' quality credit ratings providing us with liquidity and excellent access to the capital markets.

Turning now to cash flow and capital expenditures.

Cash flow from operations decreased by approximately $200 million compared to the same period last year, primarily reflecting the change in working capital requirements. This is mainly due to the high level of customer payments received last year related to the 2005 fourth quarter heating season, which experienced high gas costs and high demand. Capital expenditures for the quarter are $15 million lower than last year, primarily from lower expenditures in the electric business, which is timing in nature. We expect to end the year at levels similar to 2006. This reflects on our continued focus on capital efficiency - primarily in the gas distribution business.

In addition on January 1, we adopted the provisions of FIN 48 "Accounting for Uncertainty in Income Taxes - An interpretation of FASB Statement 109". Under FIN 48 the impact of any uncertain income tax positions, if any, on the income tax return must be recognized at the level a taxing authority would impute on an audit. The impact on our equity was insignificant.

And lastly, but maybe most importantly, the Company increased its dividend for the third year in a row, now paying $1.90 per share to its shareholders starting on February 1st with a yield of around 4.5%. The quarterly dividend of $0.475 per share is payable to shareholders with a record date April 18th.

I will now turn it back to Bob for some closing comments.

Closing Comments  (R.B. Catell)

Thank you, Gerry, for the financial update.

As demonstrated by the results of our gas business, we remain focused on the organic growth in all of our service territories and the operation of our low risk business in an efficient manner with the most effective use of expense and capital resources. Our generating plants are undergoing normal maintenance and will be in great shape for the upcoming cooling season. And obviously we are making progress in our efforts to close our transaction with National Grid. We are pleased with the agreement reached with LIPA and will work diligently to receive the remaining two state regulatory approvals necessary to complete our transaction with National Grid and create a large, strong, competitive global energy company for the future.

Thank you, and we would now be glad to take your questions.

(After Q&A)

We look forward to seeing you at the American Gas Association Financial Forum next week. Thank you for your interest in KeySpan.